Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife 2013 First Quarter Revenues Grew 10 Percent to a Record $35.5 Million

First Quarter and Recent Highlights:

•	Total revenues grew 10 percent year-over-year to a record $35.5 million

•	Product revenues grew 20 percent year-over-year to $19.8 million

•	Received 510(k) clearance for next generation HeRO® device

•	Central Venous Pathology Summit attended by over 50 healthcare professionals

•	Earnings per share doubles to $0.08

•	Reiterates 2013 financial guidance

ATLANTA, GA – (April 30, 2013) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today its results for the first quarter of 2013. Revenues for the first quarter of 2013 increased 10 percent to a record $35.5 million compared to $32.3 million for the first quarter of 2012.

Steven G. Anderson, president and chief executive officer, said, “We are pleased with our first quarter 2013 performance, which included solid top and bottom line results. Revenues grew 10 percent year-over-year to a record $35.5 million, including 20 percent growth in our higher margin products due to our addition of the HeRO Graft in the second quarter of 2012 and due to BioGlue revenues increasing 12 percent. The Company continues to generate cash, which allowed us to continue repurchasing shares and invest in growth opportunities for our business. During the quarter, we received FDA clearance for our next generation HeRO device. Recently we attracted more than 50 healthcare professionals to an educational summit featuring the HeRO Graft, giving us confidence in the long-term outlook for this product line. Overall, we remain well positioned to continue growing our business and leverage our strong cash flow to the benefit of our shareholders.”

1655 Roberts Boulevard, NW • Kennesaw, Georgia 30144

(770) 419-3355 Phone • (770) 426-0031 Fax • e-mail: info@cryolife.com

http://www.cryolife.com

Net income for the first quarter of 2013 was $2.2 million, or $0.08 per basic and fully diluted common share, compared to net income of $1.0 million, or $0.04 per basic and fully diluted common share, for the first quarter of 2012. Net income for the first quarter of 2013 included $445,000 in business development and integration charges primarily related to Hemosphere integration costs. Additionally, the effective income tax rate for the first quarter of 2013 benefited from the recognition of the 2012 research and development tax credits during the quarter.

Product revenues were $19.8 million for the first quarter of 2013, up 20 percent from $16.5 million in the first quarter of 2012.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue® and PerClot®, were $16.3 million for the first quarter of 2013 compared to $14.3 million for the first quarter of 2012, an increase of 14 percent. The increase in surgical sealant and hemostat revenues was primarily due to an increase in BioGlue shipments into international markets, largely Japan, and an increase in PerClot revenues.

Revascularization technologies revenues were $2.2 million for the first quarter of 2013 compared to $2.1 million for the first quarter of 2012. The increase in revascularization technologies revenues was due to a 14 percent increase in handpiece revenues largely offset by a decrease in laser console revenues, in-line with the Company’s strategy to focus on increasing per procedure handpiece revenues.

HeRO Graft revenues were $1.3 million for the first quarter of 2013 as a result of the Company’s acquisition of Hemosphere in May 2012.

Preservation services revenues were $15.7 million for the first quarter of 2013 and the first quarter of 2012. Vascular preservation services revenues increased 5 percent for the first quarter of 2013 due to an increase in average service fees and an increase in shipments of vascular tissues, while cardiac preservation service revenues in the first quarter of 2013 decreased 6 percent compared to the first quarter of 2012, primarily due to a decrease in shipments of cardiac tissues.

Total gross margins were 65 percent in the first quarter of 2013 compared to 66 percent in the first quarter of 2012. Preservation services gross margins were 44 percent and 46 percent in the first quarters of 2013 and 2012, respectively. Product gross margins were 82 percent and 85 percent for the first quarters of 2013 and 2012, respectively.

General, administrative, and marketing expenses for the first quarters of 2013 and 2012 were $18.0 million. General, administrative, and marketing expenses for the first quarter of 2013 included increased sales force headcount due to the acquisition of Hemosphere in May 2012, increased marketing costs to support revenue growth, increased general and administrative costs due to added personnel, and the medical device excise tax. These increased expenses were offset by a decrease in legal fees related to lawsuits. The medical device excise tax, which began in 2013 as part of the Affordable Care Act, was $248,000 in the first quarter of 2013. Legal expenses were $188,000 in the first quarter of 2013, compared to $1.7 million in the first quarter of 2012.

Research and development expenses were $2.0 million and $1.7 million for the first quarters of 2013 and 2012, respectively. Research and development spending in the first quarter 2013 was focused on PerClot, tissue processing, and revascularization technologies.

During the first quarter of 2013, the Company purchased 199,000 shares of the Company’s common stock under the repurchase program at an average price of $6.05, resulting in aggregate purchases of $1.2 million.

As of March 31, 2013, the Company had $13.9 million in cash, cash equivalents, and restricted cash and securities, compared to $18.3 million at December 31, 2012. Of this $13.9 million in cash, cash equivalents, and restricted cash and securities, $5.3 million was designated as restricted cash and securities primarily due to a financial covenant requirement under the Company’s credit agreement. The Company’s net cash flows used in operations were $1.2 million for the first quarter of 2013 compared to net cash provided by operations of $1.8 million for the first quarter of 2012.

2013 Financial Guidance

The Company is reiterating its total full year 2013 revenue and earnings guidance. The Company expects total revenues for the full year of 2013 to be between $139.0 million and $143.0 million. This represents annual total revenue growth of 6 percent to 9 percent. The Company expects tissue processing revenues to grow in the low single digits for the full year of 2013 compared to 2012. Revenues from the Company’s higher margin products are expected to grow between 9 percent and 13 percent for the full year of 2013. This includes expectations for BioGlue and BioFoam revenues to increase in the mid to high-single digits on a percentage basis in 2013 compared to 2012, and PerClot revenues to be between $3.5 million and $4.0 million, which represents growth of 13 percent to 29 percent compared to 2012. The Company expects revenues from the HeRO Graft to increase to between $6.0 million and $7.0 million. The Company expects revenues from revascularization technologies to be between $8.5 million and $9.0 million in 2013, which represents growth of 5 percent to 11 percent.

Research and development expenses are expected to be between $11.0 million and $12.0 million in 2013, an increase of 52 percent to 65 percent, primarily as a result of the Company’s planned investments in its U.S. clinical trials for PerClot.

The Company expects earnings per share of between $0.25 and $0.28 in 2013, which includes the increased research and development expenses described above and the anticipated impact of the U.S. medical device excise tax implemented in 2013 as part of the Affordable Care Act. The Company’s earnings per share guidance excludes expenses related to potential future business development, litigation, and share repurchases, which cannot currently be estimated.

The Company expects the effective income tax rate for the remainder of 2013 to be in the mid thirty percent range.

The Company’s financial guidance for the full year of fiscal 2013 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m. A replay of the teleconference will be available April 30 through May 7 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The conference number for the replay is 411859.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europe, and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of congenital heart defects. CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community for use in soft tissue repair and approved in Japan for use in the repair of aortic dissections. Additional marketing approvals for BioGlue have been granted in several other countries throughout the world. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR). In addition, CryoLife and its subsidiary Hemosphere, Inc. market the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients. CryoLife distributes PerClot®, an absorbable powdered hemostat, in the European Community and other select international countries. CryoLife’s BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct to hemostasis in cardiovascular surgery and on abdominal parenchymal tissues (liver and spleen) when control of bleeding by ligature or conventional methods is ineffective or impractical.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding the long-term outlook for the HeRO Graft product line, PerClot, and revascularization technologies, our belief that we remain well positioned to continue growing our business and leverage our strong cash flow to the benefit of our shareholders, our opportunities and initiatives to expand our market opportunity with higher growth, higher margin products, and our strategy to focus on increasing recurring per procedure handpiece and accessory revenues. These statements also include our anticipated performance and expected effective income tax rate for 2013. The risks and uncertainties impacting these statements include that the success of efforts related to any of our product lines, including the HeRO Graft and our handpieces and accessories related to revascularization technologies, is subject to factors beyond our control, including general economic conditions, physician and patient acceptance of our products, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approval. Competing products may be introduced into the market that may materially impact sales growth for our products. Integration efforts with respect to newly acquired products may be more costly and take longer than expected. Our anticipated performance and expected effective income tax rate for the full year of fiscal 2013 is subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices, our BioGlue patent has expired in the U.S., and will expire in the rest of the world in mid-2013, and competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue, our products and tissues are subject to many significant risks, and we have received a warning letter from the FDA relating to our processing, preservation, and distribution of human tissue and the manufacture of medical devices and our failure to adequately address the concerns raised by the FDA in the warning letter could result in additional action being taken by the FDA, including without limitation, a recall, injunction, or legal action, which could adversely impact our revenues, profits, and liquidity, we have also received a letter from the Human Tissue Authority in London, UK, whereby it has suspended Europa’s license to import human tissue, due to concerns related to the FDA warning letter, and directed Europa to issue a recall for tissues previously distributed which have not been implanted, and if we are unable to address the concerns raised by the HTA and the suspension of the import license granted by the HTA is not lifted our tissue preservation service revenues could be adversely impacted for the rest of 2013 or longer, our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. is subject to significant risks, and our ability to fully realize our investment is dependent on our ability to sell PerClot in the U.S., if we sell PerClot in the U.S., we will likely be sued for patent infringement, which will be expensive, and if we lose, we may be prohibited from selling PerClot or may have to pay substantial royalties or damages when we sell PerClot, after receiving the FDA’s response to our application, we filed a revised IDE application for PerClot and we received questions from the FDA related to this filing, we are working to address the questions, but there is no guarantee that we can obtain FDA approval when anticipated, if at all, we have inherited certain risks and uncertainties related to Cardiogenesis’ and Hemosphere’s businesses, including that may be unable to maintain revenues and achieve growth in revenues from either party’s technologies, the receipt of impaired materials or supplies that do not meet our standards, the recall of materials or supplies by our vendors or suppliers, or our ability to obtain materials and supplies could have a material, adverse impact on our business, if ValveXchange is unable to adequately fund its business or develop its products, our investment in ValveXchange may be further impaired, or our loan to ValveXchange may become uncollectible, which could have a material, adverse impact on our business, we continue to evaluate expansion through acquisitions, licenses, investments, and other distribution arrangements in other companies or technologies, which contain significant risks, our sales are impacted by challenging domestic and international economic conditions and their constraining effect on hospital budgets, and demand for our products and tissues, could decrease in the future, which could have a material, adverse impact on our business, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material, adverse impact on our business, key growth strategies may not generate the anticipated benefits, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, uncertainties related to patents and protection of proprietary technology may adversely impact the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively impacting our ability to sell current or future products, or prohibit us from enforcing our patent and other proprietary technology rights against others, our investment in Medafor has been impaired, and our investment could be further impaired by risks associated with Medafor’s business, including the risk to Medafor if PerClot is not found to infringe the Medafor patent, or by Medafor’s actions, which could have a material, adverse impact on our financial condition and profitability, intense competition may impact our ability to operate profitably, if we are not successful in expanding our business activities in international markets, it could have a material, adverse impact on our revenues, financial condition, profitability, and cash flows, we are dependent on the availability of sufficient quantities of tissue from human donors, consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our products and tissues, and limitations on our ability to sell certain of our significant market segments, the success of many of our products and tissues depends upon strong relationships with physicians, our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future, our credit facility, which expires in October 2014, limits our ability to pursue significant acquisitions and also may limit our ability to borrow, continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely impact our business, rapid technological change could cause our products and services to become obsolete, and we are dependent on key personnel. Our expectations regarding earnings per share for 2013 include anticipated 2013 expenses for research and development and the anticipated impact of the U.S. medical device excise tax. In the event that research and development expenses are higher and/or the impact of the medical device excise tax is greater than expected, our actual 2013 earnings per share would be lower than projected. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
Revenues:
Products	$19,796	$16,454
Preservation services	15,677	15,659
Other	63	188

Total revenues	35,536	32,301

Cost of products and preservation services:
Products	3,465	2,513
Preservation services	8,795	8,496

Total cost of products and preservation services	12,260	11,009

Gross margin	23,276	21,292

Operating expenses:
General, administrative, and marketing	17,977	17,970
Research and development	1,988	1,693

Total operating expenses	19,965	19,663

Operating income	3,311	1,629

Interest expense	50	65
Interest income	(2)	(2)
Other expense (income), net	219	(15)

Income before income taxes	3,044	1,581
Income tax expense	852	590

Net income	$2,192	$991

Income per common share:
Basic	$0.08	$0.04

Diluted	$0.08	$0.04

Dividends declared per share	$0.025	$—

Weighted-average common shares outstanding:
Basic	26,861	27,180
Diluted	27,488	27,530

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
Products:
BioGlue and BioFoam	$15,464	$13,696
PerClot	864	644
Revascularization technologies	2,191	2,114
HeRO Graft	1,277	—

Total products	19,796	16,454

Preservation services:
Cardiac tissue	6,645	7,080
Vascular tissue	9,032	8,579

Total preservation services	15,677	15,659

Other	63	188

Total revenues	$35,536	$32,301

Revenues:
U.S.	$26,577	$25,287
International	8,959	7,014

Total revenues	$35,536	$32,301

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Cash, cash equivalents, and restricted cash and securities	$13,935	$18,332
Total current assets	73,748	77,503
Total assets	153,716	157,156
Total current liabilities	16,583	21,430
Total liabilities	24,734	29,044
Shareholders’ equity	128,982	128,112